Exhibit (l)(2)

FORM OF PURCHASE AGREEMENT

Destra Investment Trust (the “Trust”), a Massachusetts business trust, and Destra Capital Advisors LLC (“Destra”), intending to be legally bound, hereby agree with each other as follows:

1. The Trust hereby offers Destra, and Destra hereby purchases, one (1) share of Destra Granahan Small Cap Advantage Fund (the “Fund”) (Class I, par value $[.001] per share) at a price per Share equivalent to the net asset value per share of the Fund as determined on [          ], 2019.

2. The Trust hereby acknowledges receipt from Destra of funds in the amount of $[10.00] in full payment for the Share.

3. Destra represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4. This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the [          ] day of [          ], 2019.

DESTRA INVESTMENT TRUST

By:
Name:
Title

DESTRA CAPITAL ADVISORS LLC

By:
Name:
Title: